Soul and Vibe Interactive Inc. 1660 South Hwy. 100, Suite 500 St. Louis Park, MN 55416 (888) 399-3757 www.soulandvibe.com Executive Summary Soul and Vibe is a developer and publisher of video games for consoles including the Xbox 360® video game and entertainment system from Microsoft (NASDAQ:MSFT) and the PlayStation® 3 computer entertainment system from Sony (NYSE:SNE), mobile devices running on Apple iOS, Android, and Windows platforms, and on PCs, Macs, and social networks such as Facebook. Consumer spending on console, mobile, and computer games topped $56 B in 2010 and is projected to reach $82B by 2015. The Company’s latest game, Timeless Gems, is an innovative “match-3” puzzler that’s wrapped in a board game. Your favorite storybooks like Alice’s Adventures in Wonderland and The Wonderful Wizard of Oz come alive! Soul and Vibe also has several strategic and valuable contractual agreements, including a licensing agreement with General Mills (NYSE:GIS) to publish sports games based on the Wheaties brand and games-related content based on cereal and food-product mascots like Lucky the Leprechaun, the Trix Rabbit, Count Chocula, Frankenberry, and more. Soul and Vibe is one of only an estimated 60 companies in the world licensed by Microsoft to publish content on the Xbox platform. Sony has also licensed Soul and Vibe to publish content on the PlayStation platform. Soul and Vibe was founded, and is led, by an industry veteran who has launched over 200 video games. Company Statistics Ticker: SOUL (OTCQB) State of Incorporation: Nevada Price (2/28/14): $0.48 52 Week Range: $0.17 - $4.89 Avg. Volume (90 day): 545,172 Shares Outstanding: 17.7 M Market Cap: $8.5 M Information compiled from Yahoo Finance Timeless Gems is now available worldwide on Facebook and as a Beta on Apple iOS and Android devices in Canada and Netherlands Video Game Industry Highlights • Annual industry growth of 9% projected by Business Insights. • Mobile games are the fastest-growing segment of the market, with revenue set to nearly double between 2013 and 2015 from $13.2 billion to $22 billion. – Gartner Inc. Company Highlights • Revenue generation anticipated in Q1, 2014. • Product pipeline based on licensed-brands, proprietary IP, and acquired games slated for 2014 – 2015. • Reaching profitability by 2015 through direct-to-consumer sales of games, games-related content, and monetized “consumables.” Investment Catalysts $56 Billion Digital Game Market PricewaterhouseCoopers (“PwC”) reports consumer spending on console, mobile, and personal computer game software topped $56 billion in 2010 and is projected to reach $82 billion by 2015. This revenue represents more than 2X the size of the music industry and nearly 3/5 the size of the entire film industry. Sales channels are expanding and opening to new entrants, as direct-to-consumer digital downloads and digital-aggregation methods are augmenting traditional retail sales. DFC Intelligence estimates worldwide revenue from online games will reach $35 billion by 2017. Soul and Vibe’s founder is executing a multi-billion dollar business opportunity with Soul and Vibe Interactive Inc. Launch of Timeless Gems, a highly-addictive, “match-3” game Soul and Vibe recently launched Timeless Gems, an innovative “match-3” puzzler that’s wrapped in a board game. Your favorite storybooks come alive! Timeless Gems is available worldwide on Facebook and a Beta version is available on Apple iOS and Android mobile devices in Canada and the Netherlands. Game Informer, one of the games industry’s most influential publications said Timeless Gems is “a gem of a “match-3” game” and that it has “the charm and gameplay chops to bring in people for whom Candy Crush is starting to go stale.” Candy Crush, played by over 15.5 million people worldwide each day on Facebook, is currently the number one “match-3” game in the world. It generates annual revenues of approximately $481 million. Licensed Publisher for Xbox and PlayStation Branded Hardware Soul and Vibe is one of only an estimated 60 companies in the world approved by Microsoft as a publisher of content for the Xbox platform. Approximately $18.5B+ worth of Xbox 360 games have sold since 2005. In January 2014, Microsoft announced it had sold 4M units of its new Xbox One® console during holiday 2013. Combined sales of Xbox 360 and Xbox One consoles outsold every other gaming platform during December 2013. The Company is licensed to develop and publish games, companion “apps,” and content on other Microsoft platforms including Windows 8, Windows Live, and Windows Phone. Soul and Vibe is also a licensed developer and publisher for Sony’s PlayStation platform. $Approximately $38B+ worth of PlayStation 3 games have sold since 2006. In February 2014, Sony announced it had sold 6M units of its new PlayStation 4 console, worldwide. Agreements for Game Content with Globally Recognized Brands Soul and Vibe negotiated and executed a cross-promotional license agreement with General Mills to develop and publish games and games-related content on its IP and is currently in negotiations with other globally recognized brands for similar agreements. The General Mills license is the first of its kind in the industry; General Mills IPs have not been previously licensed to 3rd parties for video and computer games. The Company will create Wheaties branded sports-themed games. The Company is also licensed to develop and publish game-related content that includes virtual apparel and costumes for Avatars based on General Mills mascots such as Lucky the Leprechaun, the Trix Rabbit, Count Chocula, Frankenberry, Boo Berry, the Green Giant, the Honey Nut Cheerios Bee, the Pillsbury Dough Boy, and many more.

Management & Advisors

Peter Anthony Chiodo, *CEO | President*

Peter Anthony Chiodo ("Tony") is an award-winning 23+ year veteran of the video and computer game industry. He has released over 200 games. He produced/co-designed the critically acclaimed *Stoked: Big Air* snowboarding series for Xbox 360 and the 1,000,000 unit-selling *Summer Sports: Paradise Island* for Wii. He served as Director of Product Development for Destineer Games where he developed commercial games as well as "serious games" training tools and simulations for the U. S. Marine Corps and various branches of the U.S. Federal Government. He was also a Program Manager at Microsoft Corporation, where he led internal teams from engine and game prototype to project green light and release for the original Xbox. Chiodo is responsible for negotiating and executing the Company's key agreements with Microsoft, Sony, General Mills, and unannounced partners.

Jamie King, *Advisor*

Co-Founder and VP of Product Development at Rockstar Games, the video game developer and publisher best known for the multi-million unit selling game franchises such as Grand Theft Auto, Max Payne, Red Dead and Manhunt. King was also Director of Development at Take Two Interactive, one of the largest publicly traded video game publishers.

Michael Bolden, *Advisor*

A strategy-oriented executive, currently serving as Development Director at Larva Game Studios where he leads a team of 50 artists and programmers and manages the development of original intellectual property (IP). Bolden was behind the launch of Beyond Digital, a multimedia studio that launched Critical Moves USA, one of the largest motion capture stages in the Midwest.

Erik Stein, *Advisor*

Co-Founder of Gameblend Studios, former Hasbro Interactive Producer, and technical expert. Stein has an extensive background in design and production management and has produced video games based on top-tier licensed-brands that include *Star Wars*, *Lord of the Rings*, *Playskool*, and *Trivial Pursuit*.

Scott Balaban, *Advisor*

Co-Founder of Gameblend Studios and former Hasbro Interactive Senior Game and Toy Designer, who has expertise integrating software-based digital game play with physical toys. Balaban has created immersive experiences around proprietary IP and top-tier licensed brands that include *Star Wars*, *Harry Potter*, *Lord of the Rings*, *The Princess Bride*, and several Nickelodeon and Disney properties.

Investor Relations Contact:

Andrew Haag
IRTH Communications
Phone: +1-866-976-4784
soul@irthcommunications.com

Disclaimer: This fact sheet contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are valid only as of today, and we disclaim any obligation to update this information. Actual results may differ significantly from management's expectations.

Multiple Products, Platforms & Revenues Streams

Soul and Vibe releases cross-platform compatible games and games-related content on consoles, mobile devices, and computers. The Company's mobile games are revenue generating marketing vehicles for its console and computer releases. Soul and Vibe increases its revenue opportunities, broadens awareness and customers for each game franchise, amortizes development and marketing expenses, and reduces risk by releasing games across multiple platforms. The Company's diverse product mix includes broad-appeal genres: sports, action, puzzle, virtual pet, hunting, and battle.

Games Released and in Development

Developing Proprietary Games and Copyrighted IP

The Company currently has several proprietary games at various stages of development, each of which can generate copyrighted intellectual property ("IP") assets and additional revenue streams beyond games sales. Franchise opportunities exist in creating characters and story lines that can be leveraged into merchandising and licensing opportunities.

"Last Day on Earth" and "Grimwhiskers" with Larva Game Studios

Soul and Vibe has established a partnership agreement with Larva Game Studios to develop two new video game properties for the Soul and Vibe label. The games include Soul and Vibe's original IP *Grimwhiskers*, and Larva Game Studios' original IP *Last Day On Earth*, both targeting teen and older audiences. Larva Game Studios is one of the largest and fastest growing game developers in Mexico, and specializes in console and PC game development, mobile game and app development, and art outsourcing. Soul and Vibe will produce, publish, market, and manage distribution of the titles.

Last Day On Earth is set in the year 2022, and the Earth as a whole faces a looming catastrophe at the hands of an alien invasion. *Last Day On Earth* blends the gripping action of a third-person shooter with the strategic building and defending gameplay of a tower defense game.





Grimwhiskers

Grimwhiskers takes players into the heart of the Caribbean with a band of misfit pirates on a quest to recover their most prized possession. Set against a backdrop of voodoo and magical lore, *Grimwhiskers* will be developed for consoles, mobile devices, and personal computers.

Distribution

Most of Soul and Vibe's games will be digitally distributed. This lowers the cost of bringing products to market. It directs sales, marketing, and promotional efforts toward the consumer, and encourages "impulse buy" consumer tendencies.

Games Previously Launched by CEO

Case Studies	Summer Sports: Paradise Island	World War II Aces	John Deere: Harvest in the Heartland
Genre	Sports	Action-Shooter	Family
Release Territories	North America Europe	North America	North America Europe
Development Cost	$400,000	$165,000	$250,000
Development Time	12 months	12 months	12 months
Cumulative Revenues	$9,000,000	$3,700,000	$3,900,000
Product Price	$39.99	$39.99	$29.99